                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._____)*


                           Data Critical Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  237622 10 5
                        ------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------                  -----------------------------
   CUSIP NO. 237622 10 5               13G           Page 1 of 8 Pages
-------------------------------                  -----------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kevin Kimberlin

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             840,843
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          840,843
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      840,843
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------
                        *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                  -----------------------------
   CUSIP NO. 237622 10 5               13G           Page 2 of 8 Pages
-------------------------------                  -----------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kimberlin Family Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      COLORADO
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          582,906
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          582,906
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      582,906
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      5.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------
                        *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                  -----------------------------
   CUSIP NO. 237622 10 5               13G           Page 3 of 8 Pages
-------------------------------                  -----------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Oshkim Limited Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      NEVADA
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          257,937
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          257,937
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      257,937
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      2.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      PN
------------------------------------------------------------------------------

-------------------------------                  -----------------------------
   CUSIP NO. 237622 10 5               13G           Page 4 of 8 Pages
-------------------------------                  -----------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Spencer Trask Holdings, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      DELAWARE
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             840,843
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          840,843
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      840,843
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      8.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      CO
------------------------------------------------------------------------------

-------------------------------                  -----------------------------
   CUSIP NO. 237622 10 5               13G           Page 5 of 8 Pages
-------------------------------                  -----------------------------


Item 1(a). Name of Issuer:

           Data Critical Corporation

Item 1(b). Address of Issuer's Principal Executive Offices:

           19820 North Creek Parkway, Suite 100, Bothell, Washington 98011

Item 2(a). Name of Person Filing:

           Kevin Kimberlin

                Kimberlin Family Partners, L.P. ("Kimberlin")

           Oshkim Limited Partners, L.P. ("Oshkim LP")

           Spencer Trask Holdings, Inc. ("Spencer")

           See Item 4 below.

Item 2(b). Address of Principal Business Office or, if none, Residence:

           535 Madison Ave., 18th Floor, New York, NY 10022

Item 2(c). Citizenship:

           See row 4 of Cover Pages.

Item 2(d). Title of Class of Securities:

           Common Stock.

Item 2(e). CUSIP Number:

           237622 10 5

-------------------------------                  -----------------------------
   CUSIP NO. 237622 10 5               13G           Page 6 of 8 Pages
-------------------------------                  -----------------------------


Item 4. Ownership.

     (a)  Amount Beneficially Owned:

          See row 9 of Cover Page for each Reporting Person. Kevin Kimberlin is the Chairman and majority shareholder of Spencer Trask Holdings, Inc. Mr. Kimberlin is also the General Partner of Kimberlin and Oshkim LP., and, as such, may be deemed to share voting and investment power with respect to such shares. Kevin Kimberlin disclaims beneficial ownership of such shares, except to the extent of his pecuniary in such shares.

     (b)  Percent of Class:

          See row 11 of Cover Page for each Reporting Person.

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                See row 5 of Cover Page for each Reporting Person.

          (ii)  Shared power to vote or to direct the vote:

                See row 6 of Cover Page for each Reporting Person.

          (iii) Sole power to dispose or to direct the disposition of:

                See row 7 of Cover Page for each Reporting Person.

          (iv)  Shared power to dispose or to direct the disposition of

                See row 8 of Cover Page for each Reporting Person.

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

-------------------------------                  -----------------------------
   CUSIP NO. 237622 10 5               13G           Page 7 of 8 Pages
-------------------------------                  -----------------------------


Item 9.  Notice of Dissolution of Group.

         Not Applicable.

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

-------------------------------                  -----------------------------
   CUSIP NO. 237622 10 5               13G           Page 8 of 8 Pages
-------------------------------                  -----------------------------



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000

KIMBERLIN FAMILY PARTNERS, L.P.


By: /s/Kevin Kimberlin
    ----------------------------
Name:  Kevin Kimberlin
Title: General Partner


OSHKIM LIMITED PARTNERS, L.P.

By: /s/Kevin Kimberlin
    ----------------------------
Name:  Kevin Kimberlin
Title: General Partner


SPENCER TRASK HOLDINGS, INC.

By: SPENCER TRASK SECURITIES, INC.

By: /s/Kevin Kimberlin
    ----------------------------
Name:  Kevin Kimberlin
Title: Chairman